Exhibit 99.1
MarketWise Announces Resignation of Mark Arnold as Chairman and CEO; Dr. Stephen Sjuggerud Appointed Interim CEO

BALTIMORE, MD, November 23, 2022 (GLOBE NEWSWIRE) -- MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform providing premium financial research, software, education, and tools for self-directed investors, today announced that Mark Arnold has resigned as Chairman of the Board of Directors and Chief Executive Officer of MarketWise, and as a director of MarketWise. The Board has accepted his resignation and named Dr. Stephen Sjuggerud, a current director and two-decade veteran at MarketWise, interim Chief Executive Officer. These changes are effective immediately.

Dr. Sjuggerud commented, “Since joining the Company in 2013 and as our CEO for the past five years, Mark Arnold has been instrumental in the success of MarketWise. We are grateful to Mark for his leadership in positioning the Company for its next exciting phase of growth and wish him well in his future endeavors.”

“It has been my honor and privilege to be a part of the MarketWise story and ultimately lead us to become a public company traded on the Nasdaq,” Mr. Arnold stated. “During my almost ten years at the Company, we experienced tremendous growth in the depth, breadth and quality of the content and offerings that we provide to our subscribers. We also delivered tremendous value to our equity holders and that is something I found immensely gratifying.”

Dr. Stephen Sjuggerud joined MarketWise in 2001 and his True Wealth franchise covers five publications, accounting for over 100,000 paid subscriptions and nearly 800,000 free subscriptions. In addition to his editorial work with MarketWise, he has served as a member of our Board of Directors since the Company went public in July 2021. During his tenure at MarketWise, Dr. Sjuggerud has hired and/or mentored many of the Company’s current top executives. Prior to joining MarketWise, Dr. Sjuggerud published investment research and worked as a vice president of a global mutual fund and at a New York hedge fund with $900 million in assets under management. Dr. Sjuggerud also served on the board of directors of Stanley Gibbons Group, plc (SGI.L), a UK-based publicly traded company. Dr. Sjuggerud earned a degree in finance from the University of Florida and earned his MBA and PhD in finance.

The Board of Directors has retained Heidrick and Struggles to lead the search for a new Chief Executive Officer.

About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 180 products, and serving a community of approximately 16 million free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100%

digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.

MarketWise Investor Relations Contact
Jonathan Shanfield - MarketWise Investor Relations
Jamie Lillis - Solebury Strategic Communications
(800) 290-4113
ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com
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